Exhibit 21.1

Subsidiaries of the Registrant

Name of the Subsidiary	State or Other Jurisdiction of Incorporation or Organization

Air, Water and Soil Laboratories, Inc.	Virginia

Enthalpy Analytical, LLC	Delaware

Montrose Environmental Solutions, LLC	Delaware

ES Engineering Services, LLC	Delaware

FRS Environmental Remediation, Inc.	Florida

Montrose Air Quality Services, LLC	Delaware

Montrose Measurements and Analytics, LLC	Delaware

Montrose Services, LLC	Delaware

Nautilus Environmental, Inc.	California

Envirosystems, Incorporated	New Hampshire

Leymaster Environmental Consulting, LLC	California

PARS ENVIRONMENTAL, Inc.	New Jersey

Advanced GeoServices Corp.	Pennsylvania

Montrose Planning & Permitting, LLC	Delaware

Analytical Environmental Services	California

Environmental Planning Specialists, Inc.	Georgia

Montrose Waste-to-Resources, LLC	Delaware

Montrose Water and Sustainability Services, Inc.	Delaware

Target Emission Services USA, LLC	Texas

1203524 B.C. Ltd.	British Columbia

Target Emission Services Inc.	Alberta

LEHDER Environmental Services Limited	Ontario

Emerging Compounds Treatment Technologies, Inc.	Massachusetts

Montrose Foreign Holdings, Inc.	Delaware

The Center for Toxicology and Environmental Health, L.L.C.	Arkansas